     EXHIBIT 99

NEWS RELEASE

Investor contact:	Zack Hager (405) 552-4526

Media contact:	Brian Engel (405) 228-7750

DEVON ENERGY REPORTS THIRD QUARTER 2003 RESULTS; RECORD
PRODUCTION, SHARPLY HIGHER EARNINGS AND EARNINGS PER SHARE

OKLAHOMA CITY — November 6, 2003 — Devon Energy Corporation (AMEX: DVN, TSX: NSX) today reported the highest production of any quarter in the company’s history. In the third quarter of 2003, Devon’s production of oil, gas and natural gas liquids totaled 63 million barrels of oil equivalent (MMBoe), or an average of 689,000 barrels per day. Record production and higher oil, gas and natural gas liquids prices led to dramatic increases in third quarter net earnings and earnings per share. Net earnings for the quarter ended September 30, 2003, were $412 million, or $1.76 per common share ($1.71 per diluted common share). In the third quarter of 2002, Devon earned $62 million, or 38 cents per common share (37 cents per diluted common share).

     For the nine months ended September 30, 2003, Devon reported net earnings of $1.2 billion, or $5.97 per common share ($5.76 per diluted common share). For the nine months ended September 30, 2002, the company reported net earnings of $20 million, or eight cents per common share (eight cents per diluted common share).

     “Our development projects and the merger with Ocean are delivering exactly what we anticipated,” said J. Larry Nichols, chairman and chief executive officer. “The production growth delivered in the third quarter keeps Devon on track to reach the growth targets we outlined at the time of the merger.”

Oil and Gas Revenues More than Double with 41 Percent Production Increase

     Sales of oil, gas and natural gas liquids increased 111 percent over the third quarter of 2002 to a record $1.6 billion. The increase was attributable to both higher production volumes and higher product prices.

     Third quarter production of oil, gas and natural gas liquids climbed 41 percent in 2003 to 63 MMBoe. The company produced 45 MMBoe in the third quarter of 2002. While Devon’s April 25, 2003 merger with Ocean Energy was the largest contributor, progress on the company’s low risk development projects also contributed meaningfully to the production increase. Devon’s third quarter 2003 production was significantly higher than that of Devon and Ocean combined in the third quarter of 2002 and the second quarter of 2003.

     Third quarter 2003 realized natural gas prices averaged $4.47 per thousand cubic feet. This was 72 percent higher than the $2.59 per thousand cubic feet Devon realized in the third quarter last year. Devon’s average third quarter realized price for oil increased six percent to $25.19 per barrel in 2003 compared to $23.71 per barrel in 2002. The average realized price for natural gas liquids increased 19 percent to $16.74 per barrel in the third quarter of 2003 compared to $14.10 per barrel last year.

     Marketing and midstream revenue was also higher in the third quarter of 2003 as compared to the third quarter of 2002. Marketing and midstream revenue increased 27 percent to $335 million. The increase is largely a product of higher gas and natural gas liquids prices.

Operating Costs and Expenses Reflect Production and Revenue Growth

     Total operating costs and expenses increased 61 percent to $1.2 billion in the third quarter of 2003 versus the third quarter of 2002. The primary driver of the expense increase is the company’s larger size and scope following the Ocean merger. Lease operating expenses, marketing and midstream costs and depreciation, depletion and amortization (DD&A) experienced the largest increases.

     Lease operating expenses increased 57 percent to $238 million. On a unit of production basis, lease operating expenses increased 11 percent to $3.75 per barrel of oil equivalent (Boe). Greater unit costs are primarily attributable to higher fuel costs, higher chemicals costs and to the impact of the strengthening Canadian dollar.

     Marketing and midstream operating costs for the quarter increased 27 percent to $268 million. The increase in expenses was due almost entirely to higher natural gas prices. This increase was more than offset by a related increase in marketing and midstream revenue.

     In the third quarter of 2003, DD&A increased 80 percent to $508 million. This increase is related to the 41 percent increase in oil and gas production in the quarter and to a higher combined DD&A rate. Devon’s DD&A rate increased 27 percent to $8.00 per Boe in the most recent quarter. The higher rate reflects the addition of Ocean’s properties to the full cost pool and the Canadian foreign exchange effects of the strengthening Canadian dollar. The combined DD&A rate includes depreciation of Devon’s midstream and corporate assets in addition to depletion of its oil and gas assets.

     Interest expense decreased $10 million to $120 million in the third quarter of 2003. Although gross interest expense increased by $8 million, lower net reported interest reflects an $18 million addition to the capitalized portion. The increase in gross interest expense resulted from debt assumed in the Ocean merger partially offset by lower interest rates on some of the company’s debt.

     Income tax expense in the third quarter of 2003 was $206 million, or 33 percent of pre-tax income. Of total income tax expense, $165 million was deferred, not requiring the use of cash.

Cash Flow Before Balance Sheet Changes Tops $1 Billion

     Cash flow before balance sheet changes increased 228 percent to $1.1 billion in the third quarter of 2003. Devon funded $705 million of capital expenditures, repaid $238 million of debt and increased cash on hand by $116 million in the quarter. Cash on hand totaled $840 million at September 30, 2003. A reconciliation of cash flow before balance sheet changes to cash flow provided by operating activities is included in this news release.

Items Excluded from Published Estimates

     Devon’s reported net earnings include items of income and expense that are excluded by certain securities analysts in their published estimates of the company’s financial results. Such items and their effects upon third quarter 2003 reported earnings were as follows:

•	General and administrative expenses attributable to closing Devon’s office in The Woodlands, Texas, decreased pre-tax earnings by $3 million ($2 million after tax).

•	Effects of changes in foreign currency exchange rates increased pre-tax net earnings by $1 million ($0.8 million after tax). This is primarily related to U.S. dollar denominated debt in Canada.

•	A change in fair value of financial instruments not associated with hedges decreased pre-tax net earnings by $1 million ($0.5 million after tax).

In aggregate, these items decreased third quarter 2003 net earnings by $1.4 million or one cent per common share (less than one cent per diluted common share).

Conference Call to be Webcast Today

     Devon will discuss its third quarter 2003 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

PRODUCTION DATA	Quarter Ended September 30,		Nine Months Ended September 30,
(net of royalties)	2003	2002	2003	2002

Total Period Production
Gas (Bcf)
U.S	162.7	118.1	428.4	365.1
Canada	70.1	66.7	199.6	211.0
International	1.9	—	3.2	—

Total Gas	234.7	184.8	631.2	576.1

Oil (MMBbls)
U.S	8.9	5.1	22.3	18.4
Canada	3.4	3.4	10.0	12.2
International	6.3	0.6	10.3	1.5

Total Oil	18.6	9.1	42.6	32.1

Natural Gas Liquids (MMBbls)
U.S	4.4	3.7	12.1	10.6
Canada	1.2	1.2	3.7	4.1
International	0.1	—	0.1	—

Total Natural Gas Liquids	5.7	4.9	15.9	14.7

Barrels of Oil Equivalent (MMBoe)
U.S	40.4	28.5	105.8	89.9
Canada	16.3	15.7	47.0	51.4
International	6.7	0.6	10.9	1.5

Total Oil Equivalent	63.4	44.8	163.7	142.8

Average Daily Production
Gas (MMcf)
U.S	1,768.8	1,283.1	1,569.2	1,337.3
Canada	761.5	725.3	731.1	772.9
International	20.3	—	11.8	—

Total Gas	2,550.6	2,008.4	2,312.1	2,110.2

Oil (MBbls)
U.S	96.8	55.5	81.8	67.6
Canada	37.4	37.3	36.8	44.5
International	68.5	6.4	37.6	5.5

Total Oil	202.7	99.2	156.2	117.6

Natural Gas Liquids (MBbls)
U.S	48.1	40.3	44.2	38.8
Canada	12.7	13.1	13.5	15.0
International	0.7	—	0.3	—

Total Natural Gas Liquids	61.5	53.4	58.0	53.8

Barrels of Oil Equivalent (MBoe)
U.S	439.7	309.7	387.5	329.2
Canada	177.0	171.3	172.1	188.4
International	72.6	6.3	40.0	5.5

Total Oil Equivalent	689.3	487.3	599.6	523.1

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

PRICE DATA	Quarter Ended September 30,		Nine Months Ended September 30,
Average Realized Prices (US$)	2003	2002	2003	2002

Gas ($/Mcf)
U.S	$4.52	$2.77	$4.63	$2.76
Canada	$4.39	$2.28	$4.69	$2.37
International	$3.57	—	$3.52	—

All Gas	$4.47	$2.59	$4.64	$2.62
Oil ($/Bbl)
U.S	$27.26	$23.48	$27.98	$21.55
Canada	$22.94	$24.07	$23.89	$20.98
International	$23.49	$23.62	$23.30	$22.56

All Oil	$25.19	$23.71	$25.89	$21.38
Natural Gas Liquids ($/Bbl)
U.S	$15.30	$12.98	$17.09	$12.68
Canada	$21.94	$17.54	$23.11	$15.06
International	$21.27	—	$21.28	—

All Natural Gas Liquids	$16.74	$14.10	$18.51	$13.35

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

	Quarter Ended		Nine Months Ended
	September 30,		September 30,

STATEMENT OF OPERATIONS DATA (US$)	2003	2002	2003	2002

(in millions, except per share data)
Revenues:
Oil sales	$469	$217	$1,104	$687
Gas sales	1,049	480	2,930	1,508
Natural gas liquids	95	69	294	196
Marketing & midstream revenue	335	265	1,104	692

Total revenues	1,948	1,031	5,432	3,083
Operating Costs and Expenses:
Lease operating expenses	238	152	626	468
Transportation costs	57	39	149	115
Production taxes	54	25	152	80
Marketing & midstream costs and expenses	268	212	901	559
Depreciation, depletion and amortization of property & equipment	508	282	1,231	916
Accretion of asset retirement obligation	10	—	26	—
General & administrative	79	47	221	151
Expenses related to mergers	—	—	7	—
Reduction of carrying value of oil & gas properties	—	—	—	651

Total operating costs and expenses	1,214	757	3,313	2,940
Earnings from operations	734	274	2,119	143
Other Income (Expense):
Interest expense	(120)	(130)	(380)	(402)
Dividends on subsidiary’s preferred stock	—	—	(1)	—
Effects of changes in foreign currency rates	1	(17)	52	—
Change in fair value of financial instruments	(1)	21	8	28
Other income	4	2	29	23

Net other expense	(116)	(124)	(292)	(351)
Earnings (loss) from continuing operations before income taxes & cumulative effect of change in accounting principle	618	150	1,827	(208)
Income tax expense (benefit):
Current	41	36	165	122
Deferred	165	2	474	(294)

Total income tax expense (benefit)	206	38	639	(172)
Earnings (loss) from continuing operations before cumulative effect of change in accounting principle	412	112	1,188	(36)
Net results of discontinued operations	—	(50)	—	56
Earnings before cumulative effect of change in accounting principle	412	62	1,188	20
Cumulative effect of change in accounting principle	—	—	16	—

Net Earnings	412	62	1,204	20
Dividends on preferred stock	2	2	7	7

Net earnings applicable to common stockholders	$410	$60	$1,197	$13

Net earnings per average common share outstanding:
Basic	$1.76	$0.38	$5.97	$0.08

Diluted	$1.71	$0.37	$5.76	$0.08

Weighted average shares outstanding: Basic	232	156	200	154
Weighted average shares outstanding: Diluted	241	158	209	156

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

	September 30,	December 31,
BALANCE SHEET DATA (US$ in millions)	2003	2002

Total Assets	$25,967	$16,225
Cash and cash equivalents	840	292
Other current assets	1,067	772

Total current assets	1,907	1,064
Property and equipment (net)	17,848	10,852
Investment in ChevronTexaco
Corporation common stock	507	472
Goodwill, net of amortization	5,341	3,555
Other assets	364	282
Total Liabilities	$15,777	$11,572
Current liabilities	1,706	1,042
Other liabilities	420	341
Debentures exchangeable into shares of
ChevronTexaco Corporation common stock	673	662
Senior convertible debentures	400	388
Other long-term debt	7,508	6,512
Deferred revenue	70	—
Deferred income taxes	4,326	2,627
Asset retirement obligation, long-term	619	—
Preferred stock of subsidiary	55	—
Stockholders’ Equity	$10,190	$4,653
Total Liabilities & Stockholders’ Equity	$25,967	$16,225
Common Shares Outstanding	232	157

STATEMENT of CASH FLOWS DATA (US$ in millions)	Nine Months Ended September 30,

	2003	2002

Cash Flows From Operating Activities
Earnings (loss) from continuing operations	$1,188	$(36)
Depreciation, depletion and amortization of property and equipment	1,231	916
Deferred income taxes	474	(294)
Reduction of carrying value of oil & gas properties	—	651
Other	(42)	(11)
Changes in assets and liabilities net of effects of acquisitions of businesses	(71)	(11)

Net cash provided by continuing operations	$2,780	$1,215
Net cash used in discontinued operations	—	(39)
Net cash provided by operating activities	2,780	1,176
Cash Flows From Investing Activities
Proceeds from sales of property and equipment	40	1,312
Capital expenditures	(1,805)	(3,038)
Other	—	(23)

Net cash used in investing activities	(1,765)	(1,749)
Cash Flows From Financing Activities
Net cash (used in) provided by financing activities	(504)	477

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL INFORMATION

Non-GAAP Financial Measure

     The United States Securities and Exchange Commission has recently adopted new disclosure requirements for public companies such as Devon. One provision of these disclosure requirements concerns references to Non-GAAP financial measures. (GAAP refers to accounting principles generally accepted in the United States.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial Measure to related GAAP information. Cash flow before balance sheet changes is a Non-GAAP financial measure provided by Devon in this earnings release. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures and to service its debt and other obligations. Cash flow before balance sheet changes is also important to certain financial analysts who provide estimates of Devon’s quarterly financial results to investors.

Reconciliation to GAAP Information	Quarter Ended	Quarter Ended
($ in millions)	September 30, 2003	September 30, 2002

Net cash provided by operating activities	$1,014	$288
Changes in assets and liabilities, net of effects of acquisitions of businesses	79	45
Cash flow before balance sheet changes	$1,093	$333